Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

     This SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of June 15, 2005, among SOLECTRON CORPORATION, a Delaware corporation (the “Company”), the lending institutions party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent.

     The Company, the L/C Issuers, the Lenders, and the Administrative Agent are parties to a Credit Agreement dated as of August 20, 2004, as amended as of January 13, 2005 (as so amended, the “Credit Agreement”).

     The Company has requested that the Lenders agree to certain amendments to the Credit Agreement, and the Lenders party hereto have agreed to such request, subject to the terms and conditions of this Amendment.

     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

1. Definitions; References; Interpretation.

     (a) Unless otherwise specifically defined herein, each term used herein (including in the Recitals hereof) which is defined in the Credit Agreement shall have the meaning assigned to such term in the Credit Agreement.

     (b) As used herein, “Amendment Documents” means this Amendment, the Consent and Agreement of Subsidiaries related hereto and the Credit Agreement (as amended by this Amendment).

     (c) Each reference to “this Agreement,” “hereof,” “hereunder,” “herein” and “hereby” and each other similar reference contained in the Credit Agreement, and each reference to “the Credit Agreement” and each other similar reference in the other Loan Documents, shall from and after the Effective Date refer to the Credit Agreement as amended hereby.

     (d) The rules of interpretation set forth in Section 1.02 of the Credit Agreement shall be applicable to this Amendment.

2. Amendments to Credit Agreement. Subject to the terms and conditions hereof, the Credit Agreement is amended as follows, effective as of May 27, 2005 (the “Effective Date”):

     (a) Clause (f) of the defined term “Consolidated EBITDA” in Section 1.01 of the Credit Agreement shall be amended by deleting “$75,000,000” and substituting “$125,000,000” therefor.

     (b) A new clause (h) shall be added to the defined term “Consolidated EBITDA” in Section 1.01 of the Credit Agreement as follows:

, plus (h) expenses paid in connection with the redemption of the Company’s 9.625% Senior Notes due 2009 deducted in calculating Consolidated Net Income for the fiscal quarter in which such expenses were incurred not to exceed $55,000,000 (solely for the purposes of calculation of the Cash Interest Coverage Ratio under Section 7.13(b))

     (c) The following new definitions shall be inserted in Section 1.01 of the Credit Agreement:

“Availability” means the Aggregate Commitments minus Total Outstandings.

“Common Stock Buy-Back” has the meaning specified in Section 7.06(f).

“Distribution” has the meaning specified in Section 7.06(f).

     “Liquidity” means, as of any date of determination, the sum of (i) cash, (ii) cash equivalents, and (iii) marketable securities, in each case not subject to a Lien (other than Liens in favor of the Collateral Agent pursuant to the Loan Documents and any nonconsensual Permitted Liens), in escrow, constituting a sinking fund or otherwise dedicated to a specific purpose or subject to any other restrictions on use.

     (d) The second proviso of subsection (f) in Section 7.06 of the Credit Agreement shall be shall be amended and restated in its entirety and a third proviso shall be inserted to read as follows:

provided further, that, notwithstanding anything to the contrary in this Section 7.06(f) (other than the requirement that no Default would exist after giving effect to the proposed action), the Company shall not make any Restricted Junior Payment of the type described in clause (ii) of the definition of Restricted Junior Payment to the extent it relates to common stock of the Company (a “Common Stock Buy-Back”) except as provided below, and provided further, that, notwithstanding anything to the contrary in this Section 7.06(f) (other than the requirement that no Default would exist after giving effect to the proposed action), the Company may make Restricted Junior Payments of the type described in clause (i) of the definition of Restricted Junior Payments (“Distributions”) and Common Stock Buy-Backs if immediately after giving effect to such Distribution and/or Common Stock Buy-Back the sum of the Liquidity and Availability would not be less than $700,000,000, calculated as of the date of such Distribution and/or Common Stock Buy-Back (after and giving effect thereto), and the Company shall have delivered to the Administrative Agent (in form and substance satisfactory to it and the Required Lenders), a certificate of a Responsible Officer of the Company to such effect, together with all relevant computations and data evidencing the foregoing.

     (e) Section 7.12 of the Credit Agreement shall be amended by adding the following new sentence at the end of such Section as follows:

Without limiting the generality of the foregoing, the Company shall not use the proceeds of any Credit Extension to finance all or any part of any Distribution or Common Stock Buy-Back.

     (f) Schedule 3 to the Compliance Certificate attached to the Credit Agreement as a schedule to Exhibit C, is amended and restated in its entirety to read as set forth in Annex 1 hereto.

3. Representations and Warranties. The Company hereby represents and warrants to the Administrative Agent and the Lenders as follows:

     (a) No Default or Event of Default has occurred and is continuing (or would result from the amendment of the Credit Agreement contemplated hereby).

     (b) The execution, delivery and performance by the Company of the Amendment Documents have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable.

     (c) The Amendment Documents constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditor’s rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law).

     (d) All representations and warranties of the Company contained in the Credit Agreement are true and correct in all material respects (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date and except that this subsection (d) shall be deemed instead to refer to the last day of the most recent quarter and year for which financial statements have then been delivered in respect of the representation and warranty made in Section 5.05 of the Credit Agreement and to take into account any amendments to the Schedules to the Credit Agreement and other disclosures made in writing by the Company to the Administrative Agent and the Lenders after the Closing Date and approved by the Administrative Agent and the Required Lenders).

     (e) There has occurred since March 23, 2005, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect.

     (f) The Company is entering into this Amendment on the basis of its own investigation and for its own reasons, without reliance upon the Administrative Agent and the Lenders or any other Person.

     (g) The Company’s obligations under the Credit Agreement and under the other Loan Documents are not subject to any defense, counterclaim, set-off, right of recoupment, abatement or other claim.

4. Conditions of Effectiveness.

     (a) The effectiveness of Section 2 of this Amendment shall be subject to the satisfaction of each of the following conditions precedent:

          (1) The Administrative Agent shall have received from the Company and the Required Lenders a duly executed original (or, if elected by the Administrative Agent, an executed facsimile copy) of this Amendment.

          (2) The Administrative Agent shall have received the consent of the Subsidiaries of the Company party to the Pledge Agreement, the Interco Subordination Agreement, the Security Agreement and the Subsidiary Guaranty, in form and substance satisfactory to the Administrative Agent, in their capacities as such, to the execution and delivery hereof by the Company.

          (3) The Administrative Agent shall have received evidence of payment by the Company of all fees, costs and expenses due and payable as of the date hereof hereunder and under the Credit Agreement, including the fees payable under Section 5 of this Amendment and any costs and expenses payable under Section 6(g) of this Amendment (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, to the extent invoiced on or prior to the date hereof).

          (4) The Administrative Agent shall have received from the Company, in form and substance satisfactory to the Administrative Agent, copies of the resolutions passed by the board of directors of the Company, certified as of the date hereof by the Secretary or an Assistant Secretary of the Company, authorizing the execution, delivery and performance of this Amendment, together with such incumbency certificates and/or other certificates of Responsible Officers of the Company, as the Administrative Agent may require to establish the identities of and verify the authority and capacity of each Responsible Officer thereof authorized to act as such in connection with this Amendment and each other Loan Document to which the Company is a party.

          (5) The Administrative Agent shall have received a certificate of a Responsible Officer of the Company, in form and substance satisfactory to the Administrative Agent, certifying financial projections for the Company and its Subsidiaries on a consolidated basis for the remainder of the year 2005 (including with respect to the fiscal quarter of the Company ended May 29, 2005) and for the years 2006 and 2007, and the Required Lenders shall be satisfied therewith.

          (6) The Administrative Agent shall have received all other documents it or the Required Lenders may reasonably request relating to any matters relevant hereto, all in form and substance satisfactory to the Administrative Agent.

     (b) For purposes of determining compliance with the conditions specified in Section 4(a), each Lender that has executed this Amendment shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter either sent, or made available for inspection, by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender.

     (c) From and after the Effective Date, the Credit Agreement is amended as set forth herein. Except as expressly amended pursuant hereto, the Credit Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects.

     (d) The Administrative Agent will notify the Company and the Lenders of the satisfaction of the conditions precedent in this Section 4.

5. Fees. The Company shall pay (through the Administrative Agent) to each Lender that executes and delivers this Amendment by no later than 12:00 p.m. (Noon) (Pacific time) on June 15, 2005, a non-refundable amendment fee equal to 0.03% of such Lender’s Commitment as of the date hereof. Such amendment fee shall be fully-earned upon becoming due and payable, shall not be refundable for any reason whatsoever and shall be in addition to any fee, cost or expense otherwise payable by the Company pursuant to the Credit Agreement or this Amendment.

6. Miscellaneous.

     (a) The Company acknowledges and agrees that the execution and delivery by the Administrative Agent and the Lenders of this Amendment shall not be deemed to create a course of dealing or an obligation to execute similar waivers or amendments under the same or similar circumstances in the future.

     (b) This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted by the Credit Agreement.

     (c) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

     (d) This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Amendment and the other Amendment Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4, this Amendment shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Amendment by telecopy shall be effective as delivery of a manually executed counterpart of this Amendment.

     (e) This Amendment may not be amended except in accordance with the provisions of Section 10.01 of the Credit Agreement.

     (f) If any provision of this Amendment or the other Amendment Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Amendment and the other Amendment Documents and Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     (g) The Company agrees to pay or reimburse all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and the other Amendment Documents Agreement or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated).

     (h) This Amendment shall constitute a Loan Document.

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